As filed with the Securities and Exchange Commission on May 17, 2005
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933
__________________

FARO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-3157093 (I.R.S. Employer Identification No.)
125 Technology Park Drive Lake Mary, Florida (Address of principal executive offices)	32746
FARO Technologies, Inc. 2004 Equity Incentive Plan Amended and Restated 1997 Employee Stock Option Plan (Full title of the plans)

Gregory A. Fraser, Ph.D.
Executive Vice President, Secretary and Treasurer
FARO Technologies, Inc.
125 Technology Park
Lake Mary, Florida 32746
(407) 333-9911
Fax (407) 333-4181
(Name, address and telephone number,
including area code, of agent for service)
Copy to: Steven Vazquez Foley & Lardner LLP 100 North Tampa St., Suite 2700 Tampa, Florida 33602 (813) 229-2300
__________________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1) (3) (4)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.001 par value	3,150,000 shares	$27.775	$87,491,250	$10,357.60

(1) The provisions of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends, or similar transactions. Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Plans described herein as the result of any future stock split, stock dividend, or similar adjustment of Registrant’s outstanding common stock.

(2) Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the Nasdaq National Market on May 17, 2005 pursuant to Rules 457(c) and 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*
Item 2.  Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows FARO Technologies, Inc. (the "Registrant") to “incorporate by reference” the information the Registrant files with the SEC, which means the Registrant can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that the Registrant files with the SEC automatically updates and supersedes more dated information. The Registrant has previously filed the following documents with the SEC and is incorporating them by reference into this prospectus:

(a)  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (including information specifically incorporated by reference into the Registrant’s Form 10-K from the Registrant’s definitive Proxy Statement).

(b)  The Registrant’s Current Report on Form 8-K as filed with the SEC on March 30, 2005;

(c)  The Registrant’s Current Report on Form 8-K as filed with the SEC on April 1, 2005;

(d)  The Registrant’s Current Report on Form 8-K as filed with the SEC on April 13, 2005;

(e)  The Registrant’s Current Report on Form 8-K as filed with the SEC on May 10, 2005;

(f)  The Registrant’s Quarterly Report on Form 10-Q as filed with the SEC on May 11, 2005;

(g)  The Registrant’s description of its common stock contained in the Registration Statement on Form 8-A filed on September 15, 1997 and any amendments or reports filed for the purpose of updating such description; and

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. The information contained in any such documents will automatically update and supercede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Foley & Lardner LLP has provided the Registrant with an opinion relating to the legality of the common stock being offered by this Registration Statement. Certain attorneys with Foley & Lardner LLP beneficially own an aggregate of 2,000 shares of common stock of the Registrant as of the date of this prospectus.

Item 6.  Indemnification of Directors and Officers.

The Registrant is a Florida corporation. The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided, further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit

(4.1)	2004 Equity Incentive Plan.

(4.2)	Amended and Restated 1997 Employee Stock Option Plan.

(5)	Opinion of Foley & Lardner LLP regarding legality of common stock.

(23.1)	Consent of Grant Thornton LLP.

(23.2)	Consent of Ernst & Young LLP.

(23.3)	Consent of Foley & Lardner (contained in Exhibit 5 hereto).

(24)	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

Item 9.  Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, and State of Florida, on this 17th day of May, 2005.

FARO TECHNOLOGIES, INC.

By:  /s/ Simon Raab
Simon Raab
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Simon Raab and Gregory A. Fraser, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Simon Raab Simon Raab	Chairman of the Board of Directors, Chief Executive Officer, and Director	May 17, 2005
/s/ Barbara Smith Barbara Smith	Chief Financial Officer (the principal financial officer and principal accounting officer)	May 17, 2005
/s/ Hubert d’Amours Hubert d’Amours	Director	May 17, 2005
/s/ Stephen R. Cole Stephen R. Cole	Director	May 17, 2005
/s/ Norman H. Schipper Norman H. Schipper	Director	May 17, 2005
/s/ Andre Julien Andre Julien	Director	May 17, 2005
/s/ John Caldwell John Caldwell	Director	May 17, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit
(4.1)	2004 Equity Incentive Plan.
(4.2)	Amended and Restated 1997 Employee Stock Option Plan.
(5)	Opinion of Foley & Lardner LLP regarding legality of common stock.
(23.1)	Consent of Grant Thornton LLP.
(23.2)	Consent of Ernst & Young LLP.
(23.3)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).
(24)	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

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